Exhibit 19

Policy – Koppers

Securities

Insider Trading and Securities Compliance

Effective Date: 2/24/2023

Purpose:

It is important for all employees – and especially employees who are also stockholders – to become familiar with the rules concerning insider trading and securities compliance. This Policy states the basic rules that apply in this important area.

Scope:

This Policy applies to all employees, officers, directors and other personnel of Koppers Holdings Inc., Koppers Inc. and all subsidiaries of Koppers Inc. (together referred to as “Koppers” or the “Company”). The terms “employee” or “personnel” as used in the Policy, are intended to encompass all employees, officers, directors and other personnel of Koppers.

Policy Summary:

If you have any material non-public information relating to the Company, it is the Company’s policy that, subject to Section IV below, you must not purchase, sell, gift or otherwise acquire, dispose or transfer, or advise any other person to purchase, sell, gift or otherwise acquire, dispose or transfer, securities issued by the Company, including the Company’s Common Stock. If you have any such information, it is also the Company’s policy that you must not communicate the material non-public information to any other person unless the person has a need to know the information for legitimate, Company-related reasons. Transactions that may be necessary or justifiable for your independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided. Special rules apply to those persons who are designated as being in the “Window Group” or the “Restricted Group”. Securities laws will also apply if employees trade in securities of other companies on the basis of insider information about those companies (e.g. who are customers or suppliers to the Company) gained through their work with the Company. For purposes of this Policy, all gifts and other acquisitions, dispositions or transfers of securities issued by the Company are to be treated in the same manner as open market purchases or sales of such securities.

Policy:

The Company and its employees shall comply fully with all applicable securities laws. Koppers expects all employees to become familiar with and to guard against any violations of such laws.

I.
Trading in Koppers Securities

A.
General Rule

Securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. In particular, securities laws require the Company, its officers and directors, and other employees to be responsible to ensure that information about Koppers is not used unlawfully in the purchase and sale of securities in Koppers.

All employees must pay close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. If an employee knows material, nonpublic information about a company, subject to Section IV below, that employee is prohibited from buying or selling stock in the company, or divulging the information to another person for the purpose of buying or selling stock in the company, until the information has been disclosed to the public.

The general rule can be stated as follows: Except as provided in Section IV below, it is a violation of the securities laws for any person to buy or sell securities if he or she is in possession of material inside information regarding the issuer of those securities. Information is deemed “material” if it would be considered to be important by a reasonable investor in deciding whether to buy, sell, or refrain from any activity regarding the Company’s securities. By way of example, it is probable that the following information, in most circumstances, would be deemed material: annual or quarterly financial results; a significant change in earnings or earnings projections; unusual gains or losses in major operations; negotiations and agreements regarding significant acquisitions, divestitures, or business combinations; a payment of dividends on the Company’s stock; and major management changes. You should remember that if your purchases or sales become the subject of scrutiny, they will be viewed after-the-fact. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction with the benefit of hindsight. When in doubt, information should be presumed to be material. It is inside information if it has not been publicly disclosed.

Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. This is called “tipping”. Both the “tipper” and the “tippee” will be held liable.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests.

B.
Applicability

The prohibition against trading or otherwise transacting in or transferring securities on inside information applies to directors, officers, and all other employees of the Company, and to other people outside the Company who gain access to that information. The Company’s policy applies with equal force to any person, trust or estate, company or other entity whose actions you do or could influence. It is also applicable to any relative of yours, as well as any person to whom you may have communicated (contrary to this Policy) any material non-public information. As used herein, the term “employee” includes all such persons.

Because of their access to confidential information on a regular basis, Company policy subjects two groups of employees to additional restrictions on trading in securities of Koppers. The restrictions for these two groups of employees (the “Window Group” and the “Restricted Group”) are discussed in Section III.F and III.G below. In addition, certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading or otherwise transferring securities from time to time.

Management of the Company may from time to time determine to impose event-specific blackout periods upon such groups of employees as management may deem appropriate for the purpose of reducing the potential for trading on the basis of material nonpublic information. The imposition of any such event-specific blackout periods and the lifting of such periods will be communicated to the employees subject to such periods by the General Counsel or his or her designee. In management’s discretion, the reason for the imposition or lifting of such event-specific blackout periods may not be communicated to the employees subject to such periods.

II.
Other Companies’ Securities

The rules regarding insider trading also apply to other companies’ securities. Employees who learn material information about suppliers, customers, or competitors through their work at the Company must keep it confidential and not buy or sell securities in such companies until the information becomes public. Employees must not give tips about such securities.

III.
Guidelines

The following guidelines are to be followed in order to ensure compliance with applicable laws and with the Company’s Policies.

A.
Nondisclosure

Material non-public information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it or by management of the Company to the Company’s relevant advisors.

B.
Trading in Securities of Koppers

Subject to Section IV below, no employee should place a purchase or sale order, or recommend that another person place a purchase or sale order, for securities of Koppers when he or she has knowledge of material information concerning Koppers that has not been disclosed to the public. Likewise, subject to Section IV below, no employee should gift or otherwise acquire, dispose or transfer, or recommend that another person gift or otherwise acquire, dispose or transfer, securities of Koppers when he or she has knowledge of material information concerning Koppers that has not been disclosed to the public. The exercise of employee stock options is not subject to this policy. Cashless exercises of options, which require the sale of all or a portion of the stock subject to the options, are subject to this policy. In addition, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may only be sold in accordance with this policy. Any employee who possesses material inside information should wait two business days after the information has been released publicly before trading, gifting or otherwise transacting in securities of Koppers.

C.
Avoid Speculation

Employees should avoid speculating in securities of Koppers. Employees should also avoid frequent trading in securities of Koppers. Speculating in securities of Koppers is not part of the Company culture.

D.
Trading in Other Securities

No employee should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation if the employee learns in the course of his or her employment information about the other corporation that is not generally available and that could be expected to affect the value of those securities. This prohibition also applies to gifts or other acquisitions, dispositions or transfers of the securities of another corporation. For example, it would be a violation of securities laws if an employee learned through Company sources that the Company intended to purchase assets from another corporation and then bought or sold stock in that other corporation because of an expected increase or decrease in the value of its securities.

E.
Additional Prohibited Transactions

For the protection of the Company and its employees, it is important to avoid the appearance as well as the fact of insider trading or disclosure of material non-public information. Employees are prohibited from directly or indirectly participating in transactions involving trading activities that by their nature are aggressive, speculative, or may give rise to an appearance of impropriety. Accordingly, employees may not engage in any of the following transactions:

(a)
Hedging Transactions – Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, allow an employee to hedge or offset any decrease in the market value of Company securities. These transactions allow an employee to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, employees are prohibited from engaging in such transactions.

(b)
Short Sales – Short sales of the Company’s securities evidence an expectation that the securities will decline in value and may signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to improve the Company’s performance. Therefore, employees are prohibited from engaging in short sales of the Company’s securities. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales.

(c)
Publicly Traded Options – Publicly traded options (such as puts, calls and other derivative securities) are, in effect, a bet on the short-term movement of the Company’s stock and can therefore create the appearance that an employee is trading based on material non-public information. Transactions in options may also focus the employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Therefore, employees are prohibited from engaging in transactions in publicly traded options on Company securities on an exchange or in any other organized market. For the avoidance of doubt, employee stock options are not considered to be publicly traded options for purposes of this prohibition.

(d)
Margin Accounts and Pledges – Employees are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in margin accounts or a brokerage account with a “margin feature” (unless the margin feature is not utilized, Company securities are otherwise excluded from being pledged or the account holder does not engage in any transaction that results in a lien upon the Company securities in the account) because pledged securities or securities held in a margin account may be sold by the broker or lender without your consent if you fail to meet a margin call or default on the loan and any such sale may occur at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities.

F.
Restrictions on the Window Group

The Window Group consists of the directors and elected officers of Koppers Holdings Inc. and Koppers Inc. and the executive assistants of such officers and such other employees of the Company as may be designated from time to time by Koppers Holdings Inc.’s Chief Executive Officer, Chief Financial Officer or Secretary. In addition to the general restrictions on all employees, the Window Group is also subject to the following restrictions on trading in Company securities:

-
subject to Section IV below, trading, gifting and other acquisitions, dispositions and transfers are only permitted during the period beginning two days after an earnings release for the preceding fiscal period until the end of the twentieth day of the third month of a fiscal quarter (the “Window”), subject to the restrictions below:
•
advance clearance for all trades must be obtained from the Secretary of Koppers Holdings Inc.; and
•
no trading, gifting or otherwise acquiring, disposing or transferring securities issued by the Company is permitted outside the window except upon prior review and approval by the Secretary of Koppers Holdings Inc.

G.
Restrictions on the Restricted Group

The Restricted Group consists of those persons who report directly to a member of the Window Group and the administrative assistants of such persons and such other employees as may be designated from time-to-time by Koppers Holdings Inc.’s Chief Executive Officer, Chief Financial Officer or Secretary. In addition to the general restrictions on all employees, the Restricted Group is subject to the following restriction on trading in Company securities:

- Subject to Section IV below, trading, gifting and other acquisitions, dispositions and transfers are only permitted during the period beginning two days after an earnings release for the preceding fiscal period until the end of the twentieth day of the third month of a fiscal quarter (the Window).

IV.
Permitted Transactions

A.
Employee Stock Purchase Plan

Except as otherwise provided in this paragraph, this Policy’s trading restrictions do not apply to purchases of Common Stock through the Koppers Holdings Inc. Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic or lump sum contributions to the ESPP under an election made at the time of enrollment in the ESPP. The trading restrictions under this Policy do apply, however, to your initial election to participate in the ESPP, changes to your election to participate in the ESPP, and to your sales of Common Stock purchased under the ESPP. Therefore, Window Group members should enroll in the ESPP, change any of their previously made elections under the ESPP and sell any Common Stock purchased under the ESPP only after having obtained preclearance under this Policy and only during a Window period. Similarly, Restricted Group members should enroll in the ESPP, change any of their previously made elections under the ESPP and sell any Common Stock purchased under the ESPP only during a Window Period.

B.
Rule 10b5-1 Plans

Notwithstanding any other provisions of this Policy, an employee who is a member of the Window Group or Restricted Group may purchase or sell securities issued by the Company outside of a Window period, if, during a Window period and at a time when such employee was not aware of any material nonpublic information concerning the Company or such securities, the employee entered into a written plan, contract, instruction or arrangement under Rule 10b5-1 that has been approved as described herein (an “Approved 10b5-1 Plan”);

And the Approved 10b5-1 Plan

(a)
specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold,
(b)
included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or
(c)
did not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the Approved 10b5-1 Plan, did exercise such influence must not have been aware of material nonpublic information when doing so.

Notwithstanding any other provisions of the Policy, an employee who is not a member of the Window Group or Restricted Group may purchase or sell securities issued by the Company outside of a Window period, if, at a time when such employee was not aware of any material nonpublic information concerning the Company or such securities, the employee entered into an Approved Rule 10b5-1 Plan as described herein;

And the Approved Rule 10b5-1 Plan

(a)
met the requirements enumerated in paragraphs (a), (b) and (c) above and any requirement set forth in Rule 10b5-1; and
(b)
in the case of all employees, the purchase or sale that occurred was pursuant to the Approved 10b5-1 Plan.

A purchase or sale is not “pursuant to the Approved 10b5-1 Plan” if the person who entered into the plan altered or deviated from the plan to purchase or sell securities (whether by changing the amount, price or timing of the purchase or sale), or entered into or altered a corresponding hedging transaction or position with respect to those securities.

A transaction pursuant to such an Approved 10b5-1 Plan is permissible only if (i) the Approved 10b5-1 Plan to purchase or sell securities is not entered into as part of a plan or scheme to evade provisions of the federal securities laws prohibiting trading in securities on the basis of material inside information and (ii) the person who entered into the Approved 10b5-1 Plan has acted in good faith with respect to the Approved 10b5-1 Plan.

Pursuant to Section I.B. above, management of the company may from time to time determine to impose event-specific blackout periods which may prohibit transactions pursuant to any Approved 10b5-1 Plan referred to in this Section IV.

If a member of the Window Group or Restricted Group requests to enter into, amend or terminate an Approved 10b5-1 Plan, certain additional requirements are applicable:

(1)
Such plan, including any amendment or termination of such plan, must be reviewed and approved in advance by the Corporate Secretary or his or her qualified designee.
(2)
In advance of any trades under such a plan, including after any amendment to such a plan, a minimum waiting period of a length complying with Rule 10b5-1 must elapse.
(3)
An Approved 10b5-1 Plan, as well as any amendments or terminations by such member of the Window Group or Restricted Group of any Approved 10b5-1 Plan (other than time-based expiration or completion of all transactions in accordance with the terms of such plan), must only be implemented during a Window period.
(4)
After any termination of an Approved 10b5-1 Plan, no new 10b5-1 plan may be entered into by the party to such terminated plan until the next Window period;

(5)
Only one Approved Rule 10b5-1 may be in effect at any given time for any member of the Window Group or the Restricted Group and
(6)
Only one “single-trade” 10b5-1 plan may be entered into in any 12-month period. A “single-trade” 10b5-1 plan is a 10b5-1 plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

V.
General Disclosure

Employees may be asked by representatives of the news media or other parties for information concerning the Company including its position on public issues. Employees should refer these and all other requests from the news media or any third party to the Company’s Communications Manager.

In addition, employees may not release information to the news media about the Company’s activities or the activities of other employees. The Communications Department has established systems and procedures for responding to the news media requests and for obtaining management approval for public statements. If an activity merits or requires public disclosure, its release will be handled by the Company’s Vice President of External Relations and Vice President of Investor Relations, after appropriate consultation with the President and Chief Executive Officer and/or the Legal Department.

VI.
Further Information

Questions regarding the interpretation of the Policy concerning Insider Trading and Securities Compliance should be directed to the Secretary of Koppers Holdings Inc., the Compliance Officer or the Legal Department.